Exhibit 10.16

CORTEXYME, INC.

July 15, 2022

Leslie Holsinger

VIA EMAIL (lholsinger@cortexyme.com) Dear Leslie:

This letter sets forth the substance of the separation agreement (the "Agreement") that Cortexyme, Inc. (the "Company") is offering to you to aid in your employment transition.

1.
Separation. Your last day of work with the Company and your employment termination date will be July 31, 2022 (the "Separation Date"). Between now and the Separation Date, you must continue to abide by your continued contractual and statutory obligations to the Company and the Company's policies.
2.
Final Pay. On or shortly after the Separation Date, the Company will pay you all accrued salary and all accrued and unused paid time off (PTO) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.
3.
Severance Payment. If you timely sign, date and return this fully executed Agreement to the Company, allow it to become effective, and comply with your obligations under it (the "Severance Preconditions"), then the Company will deem your employment termination to be a termination without Cause outside of the Change in Control Period pursuant to that certain Executive Change in Control and Severance Agreement between you and the Company, dated May 18, 2020 (the "Severance Agreement"), and accordingly, the Company will pay you, as severance, the equivalent of nine (9) months of your base salary in effect as of the Separation Date (in the total amount of $339,000), subject to standard payroll deductions and withholdings (the "Base Salary Severance"). This amount will be paid in accordance with the Company's normal payroll practices on the Company's regularly scheduled payroll dates, commencing with the first regularly scheduled payroll date that occurs at least eight (8) days following the later of: (a) the Separation Date, and (b) the Effective Date. You hereby request and authorize the Company to pay you this severance payment by direct deposit to the account specified by you during your employment.
4.
Health Insurance. Your participation in the Company's group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit, subject to satisfaction of the Severance Preconditions, and provided that you timely elect continued coverage under COBRA, then the Company will pay directly the COBRA premiums required to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earliest to occur of: (a) nine (9) months after the last day of the month in which the Separation Date occurs;

(b) the date you become eligible for group health insurance coverage through a new employer; or

(c) the date you cease to be eligible for COBRA coverage for any reason (the "COBRA Premiums"). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA

Premiums without a substantial risk of violating applicable law, then the Company instead shall pay you a fully taxable cash payment equal to the remaining COBRA Premiums due under this Section, subject to applicable tax withholdings, which you may, but are not obligated to, use toward the cost of COBRA premiums.

5.
Equity Awards. Under the terms of your stock option, restricted stock award, and any other equity award agreement and the applicable plan documents, vesting of any potential stock options or other equity awards granted to you, if any (the "Equity Awards") will cease as of the Separation Date. Subject to satisfaction of the Severance Preconditions, the Company agrees to extend the period of time within which you may exercise any vested Equity Awards until the date that is twelve (12) months after the Separation Date. Except as expressly set forth in this paragraph, your Equity Awards will continue to be governed by the terms and conditions of the applicable stock option or other equity award agreement, applicable plan documents, and other equity awards documents.
6.
Eligibility for CIC Severance Benefits. You will be eligible for increased severance benefits (the "CIC Severance Benefits") in the event that the Company experiences a Change in Control (as defined in the Severance Agreement) within three (3) months after the Separation Date. Specifically, subject to satisfaction of the Severance Preconditions, in the event that the Company experiences a Change in Control after July 31, 2022 but on or before October 31, 2022, then: (a) the Base Salary Severance set forth in Section 4 above will increase from nine

(9) months to twelve (12) months of your base salary; (b) the potential COBRA Premiums set forth in Section 5(a) above will increase from nine (9) months to twelve (12) months; (c) the Company will pay you an additional cash severance payment in an amount equal to one hundred percent (100%) of your target annual bonus opportunity for 2022; and (d) the Company will accelerate 100% of any outstanding Equity Awards that are subject to time-based vesting (the "Vesting Acceleration") as of the effective date of the Change in Control. The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Awards agreements and documents. Notwithstanding anything stated herein or elsewhere to the contrary, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any then outstanding Equity Awards at the time of a Change in Control, you shall receive the Vesting Acceleration as of immediately prior to and contingent upon the Change in Control. In the event that you become eligible for the CIC Severance Benefits after the severance benefits set forth in Section 4 and 5 herein have already been paid to you, then the Company will pay you the difference between the CIC Severance Benefits and the severance benefits previously paid to you, within fifteen (15) business days after the effective date of the Change in Control. For the avoidance of doubt, under no circumstances will you be eligible for the full severance benefits set forth in Sections 4 and 5 and the CIC Severance Benefits.

7.
Consulting Agreement. As an additional potential benefit, the Company may offer to engage you as a consultant or advisor, pursuant to and conditioned upon your signing a written consulting or advisor agreement in the form provided by the Company (the "Consulting Agreement"). Any consulting or advisor relationship will begin no earlier than two (2) business days after the Separation Date.
8.
No Other Compensation or Benefits. You acknowledge and agree that the benefits offered to you herein fulfill and exceed all of the Company's obligations to pay you any severance benefits in connection with your employment termination, pursuant to your Severance Agreement and any other agreement, plan or policy. By executing this Agreement, you further agree and acknowledge that the Company's obligations to provide you any and all severance benefits, other than as set forth in this Agreement, are hereby extinguished. You further acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written BRISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

9.
Expense Reimbursements. You agree that, within ten (10) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
10.
Return of Company Property. Within five (5) calendar days after the Separation Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, password and account information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, your Company-provided laptop, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. Notwithstanding the foregoing, the Company will allow you to retain your Company laptop and other Company property in your possession or control necessary for you to perform consulting services under the Consulting Agreement, to be returned at the end of your consulting or earlier if requested by the Company. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) calendar days after the Separation Date (or earlier if requested by the Company), you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.

11.
Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.
12.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may make statements and disclosures as permitted under the section of this Agreement entitled "Protected Rights." In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor. Notwithstanding the foregoing, during the Consulting Period, you may inform Company employees and third parties that you are engaged as a consultant for the Company.
13.
Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation, nor from making statements and disclosures as set forth in the section of this Agreement entitled "Protected Rights."

14.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
15.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

16.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
17.
Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the "ADEA''), the California Labor Code (as amended), the California Family Rights Act and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, or applicable law; (ii) any rights you have to file or pursue a claim for workers' compensation or unemployment insurance; (iii) any claims that cannot be waived by law; or (iv) any claims for breach of this Agreement.
18.
Release Acknowledgements. You acknowledge that you have been advised, as required by California Government Code Section 12964.S(b)(4), that you have a right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

19.
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the chief executive officer of the Company); and

(e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the "Effective Date").

20.
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

"A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

21.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
22.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the

California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers' compensation claim.

23.
Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This

Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company's offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors. Sincerely,

By:

Dirk Thye

Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT